Exhibit 99.1

Liberty Latin America Reports Q2 and H1 2019 Results
Q2 Rebased1 Revenue Growth of 3% to $983 million
Solid Q2 Subscriber Growth with 67,000 Fixed and 44,000 Mobile Additions
Operating Income of $144 million in Q2, 16% Higher Year-over-Year
Delivered Q2 Rebased OCF2 Growth of 8% to $387 million
Raising 2019 Financial Guidance for Adjusted FCF3
Denver, Colorado – August 6, 2019: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q2”) and six months (“YTD” or “H1”) ended June 30, 2019.
CEO Balan Nair commented, “Our second quarter performance showed further evidence of our developing operational momentum. We continued to leverage our investments in network, product and customer experience to add over 110,000 subscribers across our fixed and mobile services in Q2. In fixed services, we added 67,000 RGUs, including 44,000 new broadband subscribers underpinned by continued strong demand for our market-leading speeds. On the mobile front, we reported our second consecutive quarter of growth, adding 44,000 new subscribers. This performance was led by Jamaica, where our focus on simplicity in the “Paint Jamaica Blue” campaign showed early success.”
“We are focused on enhancing broadband connectivity across our markets, and in Q2 we added or upgraded 160,000 homes, bringing the total so far this year to approximately 240,000. Product innovation is also an important element of our strategy and we successfully launched Replay TV in Puerto Rico and increased our top-speed to 600 Mbps in Chile.”
“Financially, we reported rebased revenue growth of 3%, showing steady development in our fixed residential and B2B businesses, and importantly, mobile revenue stabilized on a sequential basis at Cable & Wireless. On an OCF basis, we delivered 8% rebased growth with each of our segments driving year-over-year growth. The increase in OCF, combined with reduced year-over-year capital intensity, propelled adjusted free cash flow to $68 million in Q2, or $116 million for the first half of 2019. Given our performance in H1 2019, we are raising our adjusted free cash flow target in 2019 from $125 million to $150 million.”
“Capitalizing on attractive financial markets over the last four months, we pro-actively refinanced debt in our C&W credit pool, further improving our maturity profile. We also issued 2% convertible senior notes at Liberty Latin America in June, generating approximately $350 million of net proceeds. As a result, we ended Q2 with over $900 million of cash and over $1 billion of untapped revolving credit facilities.”

“For the second half of 2019, we are building on our operational momentum, including further expanding our leading networks and launching innovative products for our customers. Combined with our ongoing focus on efficiency opportunities across LLA, we are confident in achieving our targets for the year.”

Business Highlights

•	C&W's revitalized propositions resonating well with customers:

◦	Record Q2 RGU additions of 30,000 with growth across all three fixed products

◦	Delivered 34,000 mobile subscriber additions, powered by Jamaica

◦	Successful start to UTS integration; expected to deliver material synergies over time

•	VTR/Cabletica focused on further enhancing customer experience:

◦	Added 31,000 RGUs, driven by broadband gains

◦	Cabletica continued strong financial and operational performance in Q2

◦	New build initiatives delivered over 55,000 new homes across Chile and Costa Rica

•	Liberty Puerto Rico delivered another strong quarter:

◦	Added 5,000 RGUs and achieved a record NPS score in June

◦	Leading video proposition enhanced with launch of Replay TV

◦	Expanded footprint with 5,000 new homes passed
Liberty Latin America 2019 Financial Guidance - Update

•	Reconfirming our OCF guidance of >$1.525 billion

◦	Based on USDCLP of 670 and USDJMD of 130 (as provided on February 20, 2019)

•	Reconfirming P&E additions as a percentage of revenue at ~19%

•	Increasing our Adjusted FCF guidance to ~$150 million from ~$125 million
Financial Highlights

Liberty Latin America	Q2 2019	Q2 2018	YoY Growth/(Decline)*	YTD 2019	YTD 2018	YoY Growth/(Decline)*

(in millions, except % amounts)
Revenue	$983	$922	3%	$1,926	$1,832	3%
OCF	$387	$353	8%	$753	$694	8%
Property & equipment additions	$166	$218	(24%)	$305	$412	(26%)
As a percentage of revenue	17%	24%		16%	22%

Operating income	$144	$124	16%	$257	$223	15%

Adjusted FCF	$68	$(14)		$116	$(60)
Cash provided by operating activities	$244	$235		$431	$398
Cash used by investing activities	$(136)	$(237)		$(421)	$(425)
Cash provided by financing activities	$281	$235		$320	$223

*	Revenue and OCF YoY growth rates are on a rebased basis.

Subscriber Growth4

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Organic RGU net additions (losses) by product
Video	17,700	14,700	32,600	17,100
Data	44,400	44,900	94,500	81,900
Voice	4,500	1,500	12,500	(4,600)
Total	66,600	61,100	139,600	94,400

Organic RGU net additions (losses) by segment
C&W	30,400	28,600	62,000	53,700
VTR/Cabletica	31,100	21,600	50,800	45,200
Liberty Puerto Rico	5,100	10,900	26,800	(4,500)
Total	66,600	61,100	139,600	94,400

Organic Mobile SIM additions (losses) by product
Postpaid	8,200	10,000	18,600	13,400
Prepaid	35,900	(85,900)	36,300	(100,300)
Total	44,100	(75,900)	54,900	(86,900)

Organic Mobile SIM additions (losses) by segment
C&W	34,300	(88,500)	35,100	(108,300)
VTR/Cabletica	9,800	12,600	19,800	21,400
Total	44,100	(75,900)	54,900	(86,900)

•	Fixed-line customer additions: Reported organic additions of 30,000 in Q2 2019, with gains across all of our three segments led by VTR/Cabletica with 21,000.

•	Product additions: Delivered organic fixed RGU additions of 67,000, supported by our new build/upgrade program, and organic mobile subscriber additions of 44,000 in Q2 2019.

•	C&W added 30,000 fixed RGUs during Q2; our best Q2 result since 2016.

◦
Broadband RGU additions of 15,000 were up 4,000 year-over-year; mainly driven by success in our largest markets of Panama and Jamaica, where each added 5,000 RGUs. Key drivers across C&W were (1) the success of our revitalized customer propositions centered around our leading broadband speeds and (2) the penetration of our expanding network.

◦
Video RGU additions of 8,000 were flat year-over-year. Panama and Barbados both saw year-over-year improvements with additions of 4,000 and 3,000 RGUs, respectively, driven by the aforementioned new propositions, offset by lower growth in Jamaica.

◦	Fixed-line telephony RGU additions of 8,000 were slightly down by 2,000 year-over-year. Additions in Q2 were mainly driven by Trinidad and Panama.

◦	Mobile subscribers increased by 34,000 in Q2, our second consecutive quarter of growth and a material year-over-year improvement.

▪
Jamaica anchored this strong growth with 76,000 mobile additions, our best quarterly result in any market since Q2 2016. This success was driven by our new customer value propositions launched in April.

▪	In Panama, we recorded net subscriber losses of 26,000, as compared to the prior quarter, mainly as a result of heightened competition, especially in the low-end prepaid segment.

•
VTR/Cabletica added 31,000 fixed RGUs during Q2, with additions across both markets. VTR added 22,000 RGUs driven by 18,000 broadband and 9,000 video RGU additions, partially offset by fixed-line telephony RGU losses. We continue to leverage our superior network in Chile and increased our top broadband speed to 600 Mbps across our full network of 3.2 million two-way homes in July. Cabletica added 9,000 RGUs, driven by broadband gains.

◦	VTR delivered a consistent mobile performance, adding another 10,000 subscribers in Q2. At June 30, 2019, our mobile subscriber base totaled 276,000, of which 97% were on postpaid plans.

•
Liberty Puerto Rico added 5,000 fixed RGUs in Q2, returning to more normalized RGU growth levels as compared to prior quarters following the completion of our network restoration in 2018. This result was fueled by broadband additions as our market-leading speeds continue to resonate well with our customers.

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$606.6	$583.7	3.9	(0.5)	$1,176.4	$1,169.2	0.6	(1.1)
VTR/Cabletica	274.5	260.2	5.5	3.0	551.0	524.0	5.2	3.5
Liberty Puerto Rico	103.8	80.3	29.3	24.9	202.4	142.1	42.4	39.5
Intersegment eliminations	(2.0)	(2.1)	N.M.	N.M.	(4.2)	(3.3)	N.M.	N.M.
Total	$982.9	$922.1	6.6	2.7	$1,925.6	$1,832.0	5.1	3.3
N.M. – Not Meaningful.

•	Our reported revenue for the three and six months ended June 30, 2019 increased by 7% and 5%, respectively.

◦
Reported revenue growth in Q2 2019 was largely driven by (1) an increase of $24 million at Liberty Puerto Rico, primarily attributable to a strong recovery from the 2017 hurricanes, and (2) increases of $33 million for each segment of C&W and VTR/Cabletica related to the acquisitions of UTS and Cabletica, respectively. These increases were partially offset by a negative foreign exchange (“FX”) impact of $31 million, primarily related to a depreciation of the Chilean peso in relation to the US dollar.

◦
Reported revenue growth in H1 2019 was primarily driven by (1) an increase of $65 million related to the acquisition of Cabletica and $33 million related to the acquisition of UTS and (2) an increase of $60 million at Liberty Puerto Rico, mainly driven by the recovery mentioned above. These increases were partially offset by a negative FX impact of $63 million, primarily related to the Chilean peso.

Q2 2019 Rebased Revenue Growth – Segment Highlights

•	C&W: Rebased revenue decline of less than 1% year-over-year, which reflects an improvement from Q1 2019 performance.

◦
Mobile revenue attrition of 9% on a rebased basis was partly offset by rebased revenue growth of 4% in B2B and 1% in residential fixed. The reduction in mobile revenue year-over-year was primarily attributable to lower service revenue in Panama and the Bahamas where continued competition drove decreases in ARPU and the average number of subscribers. Growth in B2B was supported by increased managed services revenue in Jamaica and LatAm, while growth in residential fixed revenue was largely fueled by broadband, as C&W added over 50,000 subscribers over the last twelve months.

•	VTR/Cabletica: Rebased revenue growth of 3% was largely driven by subscriber growth across our three business lines; residential fixed, B2B and mobile.

•
Liberty Puerto Rico: Rebased revenue performance was supported by strong subscriber growth over the last twelve months. In fact, Q2 revenue of $104 million compares well to the revenue that was generated in the last full quarter preceding the hurricanes ($108 million in Q2 2017).

Operating Income

•
Operating income was $144 million and $124 million for the three months ended June 30, 2019 and 2018, respectively, and $257 million and $223 million for the six months ended June 30, 2019 and 2018, respectively.

◦
Operating income increased during the three and six months ended June 30, 2019, as compared with the corresponding periods during 2018, primarily due to the net effect of (i) higher OCF, as further described below, and (ii) an increase in depreciation and amortization expense.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase		Six months ended		Increase
	June 30,				June 30,
	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

C&W	$235.4	$223.6	5.3	3.3	$457.9	$452.7	1.1	0.7
VTR/Cabletica	112.3	105.1	6.9	6.1	219.2	210.1	4.3	4.7
Liberty Puerto Rico	51.6	35.7	44.5	41.8	99.5	53.7	85.3	82.0
Corporate	(11.9)	(11.0)	8.2	8.2	(23.4)	(22.3)	4.9	4.9
Total	$387.4	$353.4	9.6	7.8	$753.2	$694.2	8.5	8.1

OCF Margin	39.4%	38.3%			39.1%	37.9%

•	Our reported OCF for the three and six months ended June 30, 2019 increased by 10% and 8.5%, respectively.

◦
Reported OCF growth in Q2 2019 was primarily driven by (1) an increase of $16 million at Liberty Puerto Rico, primarily related to our strong recovery from the 2017 hurricanes, (2) organic growth at C&W and VTR/Cabletica, (3) an increase of $12 million from the inclusion of Cabletica and (4) an increase of $9 million from the inclusion of UTS. These items were partially offset by a negative FX impact of $12 million, primarily related to the Chilean peso.

◦
Reported OCF growth in H1 2019 was primarily driven by (1) an increase of $46 million at Liberty Puerto Rico, primarily related to the aforementioned recovery, (2) an increase of $24 million from the inclusion of Cabletica, (3) organic growth at VTR/Cabletica, (4) an increase of $9 million from the inclusion of UTS. These items were partially offset by a negative FX impact of $25 million, primarily related to the Chilean peso.

Q2 2019 Rebased OCF Growth – Segment Highlights

•
C&W: Despite a slight rebased revenue decline, C&W delivered rebased OCF growth of 3% driven by a net decrease in operating costs (other operating costs and SG&A), consistent with our cost efficiency strategy. Lower bad debt from improved collections and lower staffing levels positively contributed to our rebased OCF growth during Q2, as C&W delivered $235 million of OCF at a 38.8% OCF margin.

•
VTR/Cabletica: Rebased OCF growth of 6% was due in part to the operating segment's 3% rebased revenue growth and reductions in interconnect and mobile access costs. Specifically, VTR returned to rebased OCF growth in the quarter, as compared to Q1 results. VTR/Cabletica posted an OCF margin of 40.9% in Q2 2019.

•	Liberty Puerto Rico: Rebased OCF growth was mainly driven by revenue performance with the business delivering $52 million of OCF and an OCF margin of 49.7% during Q2 2019.

•	Corporate: The modest increase in corporate costs was primarily due to higher personnel costs.

Net Loss Attributable to Shareholders

•
Net loss attributable to shareholders was $116 million and $42 million for the three months ended June 30, 2019 and 2018, respectively, and $158 million and $87 million for the six months ended June 30, 2019 and 2018, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	in millions, except % amounts

Customer Premises Equipment	$76.1	$81.1	$148.0	$146.6
New Build & Upgrade	27.6	59.3	49.2	139.6
Capacity	23.9	39.2	34.8	46.4
Baseline	23.3	17.8	46.6	45.5
Product & Enablers	15.2	20.2	26.6	33.5
Property and equipment additions	166.1	217.6	305.2	411.6
Assets acquired under capital-related vendor financing arrangements	(15.1)	(14.3)	(26.0)	(35.0)
Assets acquired under finance leases	(0.1)	(0.3)	(0.2)	(0.9)
Changes in current liabilities related to capital expenditures	(15.1)	33.9	16.4	49.4
Capital expenditures[1]	$135.8	$236.9	$295.4	$425.1

Property and equipment additions as % of revenue	16.9%	23.6%	15.8%	22.5%

Property and Equipment Additions of our Reportable Segments:
C&W	$82.1	$102.0	$145.7	$169.2
VTR/Cabletica	63.0	59.0	117.1	116.0
Liberty Puerto Rico	19.3	45.2	39.1	115.0
Corporate	1.7	11.4	3.3	11.4
Property and equipment additions	$166.1	$217.6	$305.2	$411.6

1.
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights

•
C&W: Property and equipment additions of $82 million represented 14% of revenue in Q2 2019, a reduction compared to the 17% of revenue in the corresponding prior-year period, and 12% of revenue in YTD 2019 compared to 14% in YTD 2018. The reduction is related mainly to lower Customer Premises Equipment and Capacity spend in Q2 2019 compared to Q2 2018. In Q2 2019, new build and upgrade initiatives delivered over 95,000 new or upgraded homes.

•
VTR/Cabletica: Property and equipment additions of $63 million represented 23% of revenue in Q2 2019, in-line with the prior-year period and 21% of revenue in YTD 2019 compared to 22% in YTD 2018. The reduction in the YTD period was driven by the inclusion of Cabletica. In Q2 2019, new build and upgrade initiatives delivered over 55,000 new homes passed, the vast majority of which were added in Chile.

•
Liberty Puerto Rico: Property and equipment additions of $19 million represented 19% of revenue in Q2 2019, a significant reduction compared to the prior-year period, primarily due to a decline in property and equipment additions together with an increase in revenue following the recovery from the 2017 hurricanes. In Q2 2019, new build and upgrade initiatives delivered 5,000 new homes passed.

Leverage and Liquidity (at June 30, 2019)

•	Total principal amount of debt and finance leases: $7,174 million.

•	Leverage ratios: Consolidated gross and net leverage ratios of 4.8x and 4.1x, respectively, as calculated on a latest two quarters annualized ("L2QA") basis.

◦	These ratios include the recent issuance of $403 million of Convertible Notes by Liberty Latin America.

•	Average debt tenor[5]: 5.6 years, with approximately 96% not due until 2022 or beyond.

•	Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.4%.

•	Cash and borrowing availability: $957 million of cash and $1,056 million of aggregate unused borrowing capacity[6] under our revolving credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, priorities, financial performance and guidance, operational and financial momentum, and future growth prospects and opportunities, including B2B opportunities and inorganic growth opportunities (like our acquisitions of Cabletica and UTS) and the potential benefits from such opportunities; our expectations with respect to subscribers, customer data usage, revenue, OCF and Adjusted FCF; statements regarding the development, enhancement, and expansion of, our superior networks (including our plans to deliver new or upgraded homes in 2019 and our plans to expand LTE coverage and usage), our customer value propositions and the anticipated impacts of such activity including increased subscribers and revenue; our estimates of future P&E additions and operating expenditures, each as a percentage of revenue; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the ability and cost to restore networks in the markets impacted by hurricanes; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    +1 786 274 7552    Claudia Restrepo    +1 786 218 0407

Footnotes

1.
The indicated growth rates are rebased for the estimated impacts of acquisitions, FX and, for the C&W and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments. See Rebase Information below.

2.	For the definition of Operating Cash Flow (“OCF”) and required reconciliations, see OCF Definition and Reconciliation below.

3.	For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below.

4.
See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted. Cabletica is only included in the 2019 periods. UTS is only included in the Q2 2019 period.

5.	For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.

6.
At June 30, 2019, we had undrawn commitments of $1,056 million. At June 30, 2019, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the June 30, 2019 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under "Material Changes in Financial Condition" in our most recently filed Quarterly Report on Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Quarterly Report on Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2019, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2018 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2019 and 2018 in our rebased amounts for the three and six months ended June 30, 2018 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2019, and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2019. We have included Cabletica and UTS in the determination of our rebased revenue and OCF for the three and six months ended June 30, 2018. We have reflected the revenue and OCF of the acquired entities in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the revenue and OCF amounts for the three and six months ended June 30, 2018 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate. In addition, for purposes of computing rebased growth rates for our C&W and Liberty Puerto Rico segments, we have adjusted the historical revenue and OCF of these segments for the quarter ended June 30, 2018 for the impact of the April 1, 2019 transfer of a small B2B operation in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment. The amounts in the table below exclude the revenue and OCF of $3 million and $1 million, respectively, for the three months ended June 30, 2018 of the transferred operation since such amounts eliminate in consolidation.

	Revenue		OCF
	Three months ended June 30, 2018	Six months ended June 30, 2018	Three months ended June 30, 2018	Six months ended June 30, 2018
	in millions

Acquisition	$65.9	$95.7	$17.8	$27.2
Foreign currency	(31.3)	(65.0)	(11.8)	(24.7)
Total	$34.6	$30.7	$6.0	$2.5

OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, OCF is defined as operating income or loss before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	in millions

Operating income	$143.5	$124.2	$256.8	$222.5
Share-based compensation expense	15.4	8.7	30.1	15.2
Depreciation and amortization	222.0	207.6	439.3	409.9
Impairment, restructuring and other operating items, net	6.5	12.9	27.0	46.6
Total OCF	$387.4	$353.4	$753.2	$694.2

Summary of Debt, Finance Lease Obligations & Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt, finance lease obligations and cash and cash equivalents at June 30, 2019:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$402.5	$1.5	$404.0	$407.3
C&W	4,094.4	8.8	4,103.2	389.3
VTR	1,615.8	0.3	1,616.1	121.0
Liberty Puerto Rico	922.5	—	922.5	22.3
Cabletica	127.7	—	127.7	17.5
Total	$7,162.9	$10.6	$7,173.5	$957.4

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions,(ii) expenses financed by an intermediary and (iii) insurance recoveries related to damaged and destroyed property and equipment, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. Effective December 31, 2018, and in connection with our hurricane insurance settlements, we changed the way we define adjusted free cash flow to include proceeds from insurance recoveries related to damaged and destroyed property and equipment. We believe this change is appropriate as such cash proceeds effectively partially offset payments for capital expenditures to replace the property and equipment that was damaged or destroyed as a result of the Hurricanes. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	in millions

Net cash provided by operating activities	$243.6	$234.8	$431.4	$398.0
Cash payments for direct acquisition and disposition costs	1.9	1.2	0.6	1.3
Expenses financed by an intermediary[1]	25.5	62.6	56.8	94.9
Capital expenditures	(135.8)	(236.9)	(295.4)	(425.1)
Recovery on damaged or destroyed property and equipment	—	—	33.9	—
Distributions to noncontrolling interest owners	(2.5)	(19.8)	(2.5)	(19.8)
Principal payments on amounts financed by vendors and intermediaries	(63.6)	(53.9)	(105.9)	(105.0)
Principal payments on finance leases	(1.1)	(1.8)	(2.5)	(3.8)
Adjusted FCF	$68.0	$(13.8)	$116.4	$(59.5)

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,					FX-Neutral[1]
	2019		2018		% Change	% Change

Liberty Latin America[2,3,4,5]		$47.64		$51.05	(6.7%)	(1.5%)
C&W2,4		$47.67		$46.05	3.5%	4.1%
VTR/Cabletica[5]		$47.62		$54.21	(12.2%)	(4.7%)
VTR	CLP	33,223	CLP	33,688	(1.4%)	(1.4%)
Cabletica	CRC	24,708	—		N.M.	N.M.
N.M. – Not Meaningful.
Mobile ARPU6
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended June 30,			FX-Neutral[1]
	2019	2018	% Change	% Change

Liberty Latin America[2,4]	$14.43	$15.55	(7.2%)	(5.6%)
C&W2,4	$14.03	$15.02	(6.6%)	(5.9%)
VTR	$19.50	$23.25	(16.1%)	(7.8%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended June 30, 2018.

3.
Due to the uncertainties surrounding our Q2 2018 customer count in Puerto Rico as a result of the hurricanes, we have omitted Liberty Puerto Rico ARPU for each of the three months ended June, 2019 and 2018. For the three months ended June 30, 2019, Liberty Puerto Rico ARPU was $77.05. Including Liberty Puerto Rico, consolidated Liberty Latin America ARPU was $51.35 for the three months ended June 30, 2019.

4.	The amounts for the three months ended June 30, 2018 do not include UTS.

5.	The amounts for the three months ended June 30, 2018 do not include Cabletica.

6.	Mobile ARPU amounts are calculated excluding interconnect revenue.

Additional Information | Cable & Wireless Borrowing Group
Effective December 31, 2018, C&W changed its basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to generally accepted accounting principles in the United States (“U.S. GAAP”). Accordingly, the following financial information for the three and six months ended June 30, 2018 set forth in the table below has been revised from the prior-year amounts to be in accordance with U.S. GAAP. The following table reflects preliminary unaudited selected financial results for three and six months ended June 30, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended			Six months ended
	June 30,		Rebased change[1]	June 30,		Rebased change[1]
	2019	2018		2019	2018
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$46.8	$43.2		$90.7	$85.9
Broadband internet	65.5	56.4		125.7	110.1
Fixed-line telephony	26.7	25.9		51.0	52.8
Total subscription revenue	139.0	125.5		267.4	248.8
Non-subscription revenue	14.9	16.9		29.9	32.4
Total residential fixed revenue	153.9	142.4	1.4%	297.3	281.2	3.1%
Residential mobile revenue:
Service revenue	142.1	151.1		277.1	306.2
Interconnect, equipment sales and other	22.2	21.6		41.2	43.7
Total residential mobile revenue	164.3	172.7	(9.3%)	318.3	349.9	(11.1%)
Total residential revenue	318.2	315.1	(4.4%)	615.6	631.1	(4.8%)
B2B revenue:
Service revenue	226.8	204.2		439.3	414.1
Subsea network revenue	61.6	64.4		121.5	124.0
Total B2B revenue	288.4	268.6	4.2%	560.8	538.1	3.2%
Total	$606.6	$583.7	(0.5%)	$1,176.4	$1,169.2	(1.1%)

OCF	$235.4	$223.6	3.3%	$457.9	$452.7	0.7%

Operating income	$61.3	$51.5		$113.6	$86.8
Share-based compensation expense	5.2	2.8		8.9	4.7
Depreciation and amortization	155.7	155.9		306.3	310.0
Related-party fees and allocations	7.8	7.0		15.7	13.6
Impairment, restructuring and other operating items, net	5.4	6.4		13.4	37.6
OCF	235.4	223.6		457.9	452.7
Noncontrolling interests' share of OCF[2]	40.6	42.0		78.9	89.9
Proportionate OCF	$194.8	$181.6		$379.0	$362.8

OCF as a percentage of revenue	38.8%	38.3%		38.9%	38.7%

Operating income as a percentage of revenue	10.1%	8.8%		9.7%	7.4%

1.
Indicated growth rates are rebased for the estimated impacts of the UTS acquisition, the transfer of certain B2B operations in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment and FX.

2.
The decrease in the noncontrolling interests' share of OCF during the 2019 periods, as compared to corresponding periods in 2018, includes the net impact of (i) an increase in our ownership interests in Cable & Wireless Jamaica Limited during the first half of 2018 from 82.0% to 92.3% and (ii) the 12.5% noncontrolling interests' share of UTS effective March 31, 2019.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		June 30,	March 31,
	Facility Amount	2019	2019
	in millions
Credit Facilities:
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,640.0	$1,640.0	$1,875.0
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$625.0	—	170.0
Total Senior Secured Credit Facilities		1,640.0	2,045.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$400.0	400.0	—
Senior Notes:
6.875% USD Senior Notes due 2022	$210.0	210.0	475.0
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,000.0	1,000.0	700.0
Total Notes		2,110.0	1,675.0
Other Regional Debt		303.6	312.3
Vendor financing		40.8	58.3
Finance lease obligations		8.8	9.8
Total debt and finance lease obligations		4,103.2	4,100.4
Discounts and deferred financing costs, net		(26.2)	(6.8)
Total carrying amount of debt and finance lease obligations		4,077.0	4,093.6
Less: cash and cash equivalents		389.3	324.6
Net carrying amount of debt and finance lease obligations		$3,687.7	$3,769.0

•
At June 30, 2019, our total net debt was $3.7 billion, our proportionate net debt was $3.6 billion, our Fully-swapped Borrowing Cost was 6.2%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.8 years.

•	Our portion of OCF, after deducting the noncontrolling interests' share, (“Proportionate OCF”) was $195 million in Q2 2019 and $182 million for Q2 2018.

•
Based on Q2 results, our Proportionate Net Leverage Ratio was 4.26x, calculated in accordance with C&W's Credit Agreement. At June 30, 2019, we had maximum undrawn commitments of $750 million, including $125 million under our regional facilities. At June 30, 2019, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the June 30, 2019 compliance reporting requirements.

•
In April 2019, we issued $300 million of additional 6.875% Senior Notes due 2027 (increasing the total outstanding notional to $1 billion), as well as new $400 million 5.75% Senior Secured Notes due 2027. Proceeds of the issuances were used to repay (i) $265 million of the 6.875% Senior Notes due 2022, (ii) $235 million of Term Loan B-4 due 2026 and (iii) $170 million of Revolving Credit Facility drawings related to the acquisition of UTS, and pay transaction-related fees and expenses.

•
Subsequent to June 30, 2019, we issued an additional $220 million of 6.875% Senior Notes due 2027 at a price of 103.625, reflecting a yield to worst of approximately 6.2%. The proceeds of the issuance will primarily be used to repay the remaining $210 million of the 6.875% Senior Notes due 2022 in August 2019.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for three and six months ended June 30, 2019 and 2018 in accordance with U.S. GAAP.

	Three months ended			Six months ended
	June 30,			June 30,
	2019	2018	Change	2019	2018	Change
	CLP in billions, except % amounts

Revenue	165.3	161.6	2.3%	328.1	320.5	2.4%

OCF	68.5	65.3	4.9%	131.7	128.5	2.5%

Operating income	39.3	43.5		66.4	85.1
Share-based compensation expense	1.0	0.4		1.9	0.8
Related-party fees and allocations	1.4	1.9		3.6	3.7
Depreciation	26.6	17.8		52.6	35.7
Impairment, restructuring and other operating items, net	0.2	1.7		7.2	3.2
OCF	68.5	65.3		131.7	128.5

OCF as a percentage of revenue	41.4%	40.4%		40.1%	40.1%

Operating income as a percentage of revenue	23.8%	26.9%		20.2%	26.6%

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's third-party debt, finance lease obligations and cash and cash equivalents:

	June 30,		March 31,
	2019		2019
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2024[4] (LIBOR + 2.75%)	$185.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	855.2	856.4

Vendor Financing		67.5	69.6
Finance lease obligations		0.2	0.3
Total third-party debt and finance lease obligations		1,096.9	1,100.3
Deferred financing costs		(14.3)	(15.0)
Total carrying amount of third-party debt and finance lease obligations		1,082.6	1,085.3
Less: cash and cash equivalents		82.1	74.6
Net carrying amount of third-party debt and finance lease obligations		1,000.5	1,010.7

Exchange rate (CLP to $)		678.7	679.7

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Índice de Cámara Promedio rate.

3.	Tasa Activa Bancaria rate.

4.	Includes a $1 million credit facility that matures on May 23, 2023.

•	At June 30, 2019, our Fully-swapped Borrowing Cost was 6.8% and the average tenor of debt (excluding vendor financing) was approximately 4.4 years.

•
Based on our results for Q2 2019, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.64x, calculated in accordance with the indenture governing the 6.875% USD Senior Notes due 2024.

•
At June 30, 2019, we had maximum undrawn commitments of $185 million (CLP 126 billion) and CLP 45 billion. At June 30, 2019, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the June 30, 2019 compliance reporting requirements.

Liberty Puerto Rico Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt and cash and cash equivalents:

	Facility amount	June 30, 2019	March 31, 2019
	in millions

First Lien Term Loan due 2022[1] (LIBOR + 3.50%)	$850.0	$850.0	$850.0
Second Lien Term Loan due 2023[1] (LIBOR + 6.75%)	$72.5	72.5	92.5
Revolving Credit Facility due 2020 (LIBOR + 3.50%)	$40.0	—	—
Third-party debt before discounts and deferred financing costs		922.5	942.5
Discounts and deferred financing costs		(7.5)	(8.2)
Total carrying amount of third-party debt		915.0	934.3
Less: cash and cash equivalents		22.3	55.2
Net carrying amount of third-party debt		$892.7	$879.1

1.	The First Lien Term Loan and the Second Lien Term Loan credit agreements each have a LIBOR floor of 1.0%.

•	During the second quarter of 2019, we repaid $20 million of the Second Lien Term Loan due 2023.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's third-party debt and cash and cash equivalents:

	June 30,		March 31,
	2019		2019
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$53.5	31.1	32.0
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Third-party debt before discounts and deferred financing costs		74.3	75.2
Deferred financing costs		(2.1)	(2.3)
Total carrying amount of third-party debt		72.2	72.9
Less: cash and cash equivalents		10.2	10.4
Net carrying amount of third-party debt		62.0	62.5

Exchange rate (CRC to $)		582.2	599.2

1.
Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.

2.	Tasa Básica Pasiva rate.

Subscriber Tables

	Consolidated Operating Data — June 30, 2019
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[2]

C&W:
Panama	574,000	574,000	182,800	94,600	123,200	133,500	351,300	1,564,200
Jamaica	523,800	513,800	251,700	118,700	201,800	201,500	522,000	997,700
The Bahamas	128,900	128,900	47,100	6,100	25,700	44,400	76,200	213,500
Trinidad and Tobago	327,800	327,800	156,200	108,600	133,000	73,600	315,200	—
Barbados	125,200	125,200	82,400	24,100	64,800	72,500	161,400	119,700
Other[1]	354,900	335,100	254,200	90,500	169,900	131,000	391,400	498,400
C&W Total	2,034,600	2,004,800	974,400	442,600	718,400	656,500	1,817,500	3,393,500
VTR/Cabletica:
VTR	3,610,000	3,158,200	1,492,900	1,092,300	1,290,500	557,700	2,940,500	276,100
Cabletica	592,400	586,500	245,200	201,600	180,600	20,900	403,100	—
Total VTR/Cabletica	4,202,400	3,744,700	1,738,100	1,293,900	1,471,100	578,600	3,343,600	276,100
Liberty Puerto Rico	1,098,900	1,098,900	392,000	220,000	340,400	205,000	765,400	—
Total	7,335,900	6,848,400	3,104,500	1,956,500	2,529,900	1,440,100	5,926,500	3,669,600

	Organic Subscriber Variance Table — June 30, 2019 vs March 31, 2019
Organic Change Summary:	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Total Video	Internet Subscribers	Telephony Subscribers	Total RGUs	Total Mobile Subscribers[2]

C&W:
Panama	23,900	23,900	2,900	3,600	5,300	4,900	13,800	(26,300)
Jamaica	2,800	2,800	2,200	1,400	4,500	1,200	7,100	75,700
The Bahamas	—	—	(1,100)	(500)	(500)	(1,900)	(2,900)	(9,300)
Trinidad and Tobago	1,200	1,200	—	900	1,800	5,600	8,300	—
Barbados	—	—	(900)	3,000	(100)	(600)	2,300	(2,400)
Other[1]	—	—	2,000	(800)	3,800	(1,200)	1,800	(3,400)
C&W Total	27,900	27,900	5,100	7,600	14,800	8,000	30,400	34,300
VTR/Cabletica:
VTR	51,500	52,100	16,100	8,600	18,400	(4,700)	22,300	9,800
Cabletica	6,200	6,200	4,700	2,600	6,300	(100)	8,800	—
Total VTR/Cabletica	57,700	58,300	20,800	11,200	24,700	(4,800)	31,100	9,800
Liberty Puerto Rico	5,100	5,100	4,200	(1,100)	4,900	1,300	5,100	—
Total Organic Change	90,700	91,300	30,100	17,700	44,400	4,500	66,600	44,100

Q2 2019 Adjustments:
C&W - Other - UTS Acquisition	9,500	9,500	47,100	14,600	33,000	37,100	84,700	112,000
C&W - Jamaica	8,800	8,800	—	—	—	—	—	—
Net Adjustments	18,300	18,300	47,100	14,600	33,000	37,100	84,700	112,000
Net Adds	109,000	109,600	77,200	32,300	77,400	41,600	151,300	156,100

1.
C&W's "Other" category includes subscriber data related to UTS. Subscriber information for UTS is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

2.	Mobile subscribers are comprised of the following: see next page

	Mobile Subscribers
	Consolidated Operating Data			Q2 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,422,700	141,500	1,564,200	(23,500)	(2,800)	(26,300)
Jamaica	978,000	19,700	997,700	74,200	1,500	75,700
The Bahamas	188,000	25,500	213,500	(10,000)	700	(9,300)
Barbados	92,200	27,500	119,700	(2,400)	—	(2,400)
Other[1]	439,200	59,200	498,400	(2,600)	(800)	(3,400)
C&W Total	3,120,100	273,400	3,393,500	35,700	(1,400)	34,300
VTR	7,700	268,400	276,100	200	9,600	9,800
Total / Net Adds	3,127,800	541,800	3,669,600	35,900	8,200	44,100

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing mobile service revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Fixed-line Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs. When excluding the discount on the convertible notes associated with the conversion option, the weighted average interest rate was 6.1%.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) Subscriber – A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks.
Leverage – Our gross and net leverage ratios are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized OCF of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.

Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

•
Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

•
Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

•
Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit ("RGU") – RGU is separately a video subscriber, internet subscriber or telephony subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony Subscriber – A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks. Telephony subscribers exclude mobile telephony subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video Subscriber – A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video subscribers that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber.

Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.